As filed with the Securities and Exchange Commission on April 5, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PEMBINA PIPELINE CORPORATION

(Exact name of Registrant as Specified in its Charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

#3800, 525 – 8th Avenue S.W., Calgary, Alberta, Canada T2P 1G1; (403) 231-7500

(Address of and Telephone Number of Principal Executive Offices)

DL Services Inc.

701 Fifth Avenue, Suite 6100

Seattle, Washington 98104

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1605, 777 Dunsmuir Street P.O. Box 10444, Pacific Centre Vancouver, British Columbia Canada V7Y 1K4 (604) 630-5199	Peter D. Robertson Vice President, Finance and Chief Financial Officer Pembina Pipeline Corporation #3800, 525 - 8th Avenue S.W. Calgary, Alberta Canada T2P 1G1 (403) 231-7500	Chad Schneider Blake, Cassels & Graydon LLP 3500, 855 – 2nd Street S.W. Calgary, Alberta Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares, no par value (3)	25,000,000 Common Shares	US$31.26	US$781,500,000	US$106,597

(1)	Plus such additional common shares as may be issued by reason of stock splits, stock dividends and similar transactions.

(2)	Based on the average of the high and low prices of the common shares of Pembina Pipeline Corporation on April 3, 2013 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(3)	Includes rights to purchase additional common shares pursuant to Pembina Pipeline Corporation’s Shareholder Rights Plan, dated effective as of October 1, 2010. No separate consideration is paid for these rights.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

PEMBINA PIPELINE CORPORATION

25,000,000 Common Shares

PREMIUM DIVDENDTM AND DIVIDEND REINVESTMENT PLAN

On October 1, 2010, we established a Premium DividendTM and Dividend Reinvestment Plan, which we refer to as the “Plan”, to provide, among other things, eligible holders of our common shares with a means to reinvest dividends declared and payable to them as shareholders in additional common shares. On April 4, 2013, we amended the Plan in order to allow United States residents to participate in the dividend reinvestment component of the Plan. The premium dividendTM component of the Plan is available only to Canadian residents. The dividend reinvestment component of the Plan permits participating shareholders to obtain additional common shares by reinvesting the cash dividends paid on the common shares held by the participant without paying any commissions, service charges or brokerage fees. We expect to pay dividends monthly, on or about the 15th day of the month that follows the end of the preceding month, to shareholders of record on the 25th day of the preceding month, except for the month of December when the record date is the 31st day of December.

At our discretion, common shares will be purchased from treasury at 95% of the “average market price”. The “average market price” is the arithmetic average (calculated to four decimal places) of the daily volume weighted average trading prices of the common shares on the Toronto Stock Exchange for the trading days on which at least one board lot of common shares is traded on the Toronto Stock Exchange during the corresponding pricing period, which is defined as the period beginning on the later of the 21st business day preceding a dividend payment date and the second business day following the record date applicable to that dividend payment date, and ending on the second business day preceding the dividend payment date, subject to adjustment for certain special changes, including changes in the aggregate number of common shares outstanding, share reclassifications, and mergers, reorganizations or other transactions affecting our common shares. A “board lot” is 100 common shares.

Our common shares are listed on the Toronto Stock Exchange under the symbol “PPL” and on the New York Stock Exchange under the symbol “PBA”. On April 4, 2013, the closing price for our common shares on the Toronto Stock Exchange was Cdn$31.48 and on the New York Stock Exchange was US$31.11.

The dividends paid by us are dependent upon numerous factors, including our cash flow, and are subject to, among other things, the factors and conditions described in this prospectus under the headings “Risk Factors” and “Pembina Pipeline Corporation.”

We cannot estimate anticipated proceeds from the issuance of common shares pursuant to the Plan, which will depend upon the market price of our common shares, the extent of shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan, but will incur costs of approximately US$536,597 in connection with this offering and will be responsible for the ongoing administrative costs associated with the operation of the Plan.

Our principal executive offices are located at #3800, 525 - 8th Avenue S.W., Calgary, Alberta, Canada T2P 1G1, Telephone Number: (403) 231-7500.

Investing in our common shares involves risks. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is April 5, 2013.

TABLE OF CONTENTS

about this prospectus	1
RISK FACTORS	1
WHERE YOU CAN FIND MORE INFORMATION	2
DOCUMENTS INCORPORATED BY REFERENCE	2
ENFORCEABILITY OF CIVIL LIABILITIES	3
exchange rate information	4
FORWARD-LOOKING STATEMENTS	4
PEMBINA PIPELINE CORPORATION	8
USE OF PROCEEDS	8
THE PLAN	8
Purpose of the Plan	9
Participation in the Plan	9
Premium Dividend Component of the Plan	11
Method of Purchase
Purchase Price	11
Fractional Common Shares	11
Proration in Certain Events	12
Subdivision	12
Administration	12
Participants’ Accounts and Reports	12
Registration of Common Shares	13
Commissions and Administrative Costs	13
Responsibilities of Pembina Pipeline Corporation and the Plan Agent	14
Termination of Participation	14
Shareholder Voting	15
Amendment or Termination of Plan and Plan Agent	15
Notices	15
Governing Law	15
INCOME TAX CONSIDERATIONS RELATING TO THE PLAN	16
PLAN OF DISTRIBUTION	25
DESCRIPTION OF SECURITIES TO BE REGISTERED	26
DESCRIPTION OF ARTICLES AND BY-LAWS	26
TRADING HISTORY	30
EXPENSES	31
INDEMNIFICATION	31
LEGAL MATTERS	32
EXPERTS	32

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about this prospectus

You should rely only upon the information contained in or incorporated by reference into this prospectus and on other information included in the registration statement of which this prospectus forms a part. References to this “prospectus” include documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different than the information included in or incorporated by reference into this prospectus. The information incorporated by reference into this prospectus is current only as of its date. We are not making an offer of common shares in any jurisdiction where the offer is not permitted by law.

In this prospectus (excluding the documents incorporated by reference into this prospectus), unless the context requires otherwise, references to “we”, “us” and “our” refer to Pembina Pipeline Corporation and the subsidiaries through which it conducts its business.

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada, which are currently International Financial Reporting Standards as issued by the International Accounting Standards Board, and are stated in Canadian dollars.

Before you invest, you should read this prospectus together with the information incorporated by reference into this prospectus and the additional information described below under the heading “Where You Can Find More Information”. You should refer to the registration statement of which this prospectus forms a part and the exhibits to the registration statement for further information.

In this prospectus, TM denotes a trademark of Canaccord Genuity Corp.

RISK FACTORS

Investing in our common shares involves risks. Before you decide to participate in the Plan and invest in our common shares, you should carefully consider the risk described below, together with all risks described in the documents incorporated by reference into this prospectus, including subsequent documents incorporated by reference into this prospectus. Discussions of certain risks and uncertainties affecting us are provided under the heading “Risk Factors” beginning on page 43 of our Annual Information Form, filed as Exhibit 99.1 to our Annual Report on Form 40-F for the fiscal year ended December 31, 2012, which was filed with the SEC on March 1, 2013 and which is incorporated by reference into this prospectus, as such risk factors may be updated from time to time by our filings under the United States Securities Exchange Act of 1934, and other information contained in or incorporated by reference into this prospectus from time to time.

Risk Related to the Plan

You will not know the price of the common shares you are purchasing under the Plan at the time you authorize the investment or elect to reinvest your dividends.

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The price of our common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and, accordingly, file reports and other information with the SEC. The reports and other information we file with the SEC in accordance with the Exchange Act can be read and copied, at prescribed rates, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available electronically from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov, as well as from commercial document retrieval services. You may also want to visit our website at www.pembina.com for further information.

We have filed under the United States Securities Act of 1933 a registration statement on Form F-3 relating to the Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common shares you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan that is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with or furnished to the Securities and Exchange Commission are specifically incorporated by reference into, and form a part of, this prospectus:

1.	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2012;

2.	Our Current Report on Form 8-K12B/A, filed on June 1, 2012;

3.	Our Registration Statement on Form 8-A, filed on May 31, 2012;

4.	Our Report on Form 6-K, furnished on March 28, 2013; and

5.	Our Report on Form 6-K, furnished on April 5, 2013.

In addition, all subsequent Annual Reports on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus. Also, we may incorporate by reference future reports on Form 6-K that we furnish subsequent to the date of this prospectus by stating in those Form 6-K’s that they are being incorporated by reference into this prospectus.

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Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, in one of those other documents or in any other later filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

Any person receiving a copy of this prospectus, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents. Requests should be directed to our principal executive offices, #3800, 525 - 8th Avenue S.W., Calgary, Alberta, Canada T2P 1G1, Attention: Investor Relations; Telephone Number: (403) 231-3156.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Alberta, Canada and our principal offices are located in Calgary, Alberta, Canada. The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that we have been organized under the laws of Alberta, Canada, that most of our officers and directors are residents of Canada, that some or all of the experts named in this prospectus are residents of Canada, and that all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon us and upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States, predicated upon civil liability of such persons under United States federal or state securities laws. There is doubt as to the enforceability in Canada against us or against our directors, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal or state securities laws. We have appointed DL Services Inc., 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

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exchange rate information

In this prospectus, unless otherwise indicated, references to “$” or “US$” indicate references to United States dollars. References to “Cdn$” indicate references to Canadian dollars.

The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates during the period indicated, and the exchange rates at the end of the period indicated, for one Canadian dollar, expressed in United States dollars, based on the noon exchange rate published by the Bank of Canada.

	Year ended December 31,
	2010	2011	2012
High for the period	$1.0054	$1.0583	$1.0299
Low for the period	$0.9278	$0.9430	$0.9599
End of period	$1.0054	$0.9833	$1.0051
Average for the period	$0.9709	$1.0111	$1.0004

On April 5, 2013, the Bank of Canada’s noon exchange rate was Cdn$1.00 = US$0.9813.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements. These statements relate to future events or our future performance. All statements other than statements of historical fact may be forward-looking statements. The use of any of the words “seek”, “anticipate”, “budget”, “plan”, “continue”, “estimate”, “expect”, “forecast”, “may”, “will”, “project”, “could”, “believe”, “predict”, “target”, “intend”, “might”, “potential”, “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated by our forward-looking statements. We believe the expectations reflected in our forward-looking statements are reasonable, but we cannot assure you that our expectations will prove to be correct. You should not unduly rely on forward-looking statements included in, or incorporated by reference into, this prospectus. These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference into this prospectus, as applicable.

In particular, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements based on assumptions pertaining to, among other matters, the following:

•	the future levels of cash dividends that we intend to pay to our shareholders;

•	capital expenditure-estimates, plans, schedules, rights and activities and the planning, development, construction, operations and costs of pipelines, gas service facilities, fractionation facilities, terminalling, storage and hub facilities and other facilities or energy infrastructure, including, but not limited to, in relation to the PNT, the proposed Resthaven Facility and the proposed Saturn I Facility, the proposed expansion plans to strengthen our transportation service options that it provides to producers in Alberta, the expansion of throughput capacity on the Peace/Northern NGL System and Peace Pipeline, the proposed expansion of a number of existing truck terminals and construction of new full-service terminals, the installation of two remaining pump stations on the Nipisi and Mitsue pipelines, the development of fee-for-service storage facilities at Redwater, the proposed development of a C2+ fractionator at Redwater, the proposed Saturn II Facility and the potential offshore export opportunities for LPG;

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•	future expansion of our pipelines and other infrastructure;

•	pipeline, processing and storage facility and system operations and throughput levels;

•	oil and gas industry exploration and development activity levels;

•	our strategy and the development of new business initiatives;

•	growth opportunities;

•	expectations regarding our ability to raise capital and to carry out acquisition, expansion and growth plans;

•	treatment under government regulatory regimes including environmental regulations and related abandonment and reclamation obligations and Aboriginal consultation requirements;

•	our future general and administrative expenses;

•	increased throughput potential due to increased activity and new connections and other initiatives on our pipelines;

•	future cash flows, potential revenue and cash flow enhancements across our businesses and the maintenance of operating margins;

•	tolls and tariffs and transportation, storage and services commitments and contracts;

•	cash dividends and the tax treatment thereof;

•	operating risks (including the amount of future liabilities related to pipeline spills and other environmental incidents) and related insurance coverage and inspection and integrity programs;

•	the expected capacity of the Resthaven Facility and the Saturn I Facility currently under construction;

•	expectations regarding in-service dates for new developments, including the Resthaven Facility, the Saturn I Facility, the Peace/Northern NGL System, the Peace Pipeline expansions and the Saturn II Facility;

•	expectations regarding incremental volumes and in-service dates of proposed expansions and new developments, including the Phase I and II NGL Expansions, the Phase I and II Crude and Condensate Expansions, and volumes resulting from new developments in our Gas Services business to be transported on our conventional pipelines;

•	expectations regarding in-service dates for the fee-for-service storage facilities at Redwater and the proposed C2+ fractionator at Redwater;

•	the possibility of offshore export opportunities for LPG;

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•	the possibility of renegotiating debt terms, repayment of existing debt, seeking new borrowing and/or issuing equity;

•	expectations regarding participation in the Plan;

•	the expected impact of changes in share price on annual share-based incentive expense;

•	expectations regarding the potential construction, expansion and conversion of downstream infrastructure in the U.S. Midwest and Gulf Coast;

•	inventory and pricing levels in the North American liquids market;

•	our discretion to hedge natural gas and NGL prices; and

•	competitive conditions.

Although we believe that the expectations reflected in the forward-looking statements contained or incorporated by reference in this prospectus, and the assumptions on which such forward-looking statements are made, are reasonable, there can be no assurance that the expectations will prove to be correct. Readers are cautioned not to place undue reliance on forward-looking statements included or incorporated by reference in this prospectus, as there can be no assurance that the plans, intentions or expectations upon which the forward-looking statements are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause our actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things:

•	the success of our operations;

•	prevailing commodity prices and exchange rates and our ability to maintain current credit ratings;

•	the availability of capital to fund future capital requirements relating to existing assets and projects, including but not limited to future capital expenditures relating to expansion, upgrades and maintenance shutdowns;

•	future operating costs;

•	geotechnical and integrity costs associated with the Western Pipeline;

•	in respect of the proposed Saturn I Facility, the proposed Resthaven Facility, and the proposed Saturn II Facility and their estimated in-service dates of fourth quarter of 2013, the third quarter of 2014, and the fourth quarter of 2015 respectively; that counterparties will comply with contracts in a timely manner; that there are no unforeseen events preventing the performance of contracts or the completion of such facilities; that such facilities will be fully supported by long-term firm service agreements accounting for the entire designed throughput at such facilities at the time of such facilities' completion; that there are no unforeseen construction costs related to the facilities; that there are no unforeseen delays arising from the Aboriginal consultation process; and that there are no unforeseen material costs relating to the facilities which are not recoverable from customers;

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•	in respect of the expansion of NGL throughput capacity on the Peace/Northern NGL System and the crude and condensate throughput capacity on the Peace Pipeline and the estimated in-service dates with respect to the same; that we will receive regulatory approval; that we will secure adequate customer support; that counterparties will comply with contracts in a timely manner; that there are no unforeseen events preventing the performance of contracts by us; that there are no unforeseen construction costs related to the expansion; that there are no unforeseen delays arising from the Aboriginal consultation process; and that there are no unforeseen material costs relating to the pipelines that are not recoverable from customers;

•	in respect of the proposed C2+ fractionator at Redwater; that we will receive regulatory approval; that we will reach satisfactory long-term arrangements with customers; that counterparties will comply with such contracts in a timely manner; that there are no unforeseen events preventing the performance of contracts by us; that there are no unforeseen construction costs; that there are no unforeseen delays arising from the Aboriginal consultation process; and that there are no unforeseen material costs relating to the proposed fractionators that are not recoverable from customers;

•	in respect of other developments, expansions and capital expenditures planned, including the proposed expansion of a number of existing truck terminals and construction of new full-service terminals, the expectation of additional NGL and crude volumes being transported on the conventional pipelines, the proposed expansion plans to strengthen our transportation service options that it provides to producers developing the Cardium oil formation located in central Alberta, the installation of two remaining pump stations on the Nipisi and Mitsue pipelines, the development of fee-for-service storage facilities at Redwater and that counterparties will comply with contracts in a timely manner; that there are no unforeseen events preventing the performance of contracts by us; that there are no unforeseen construction costs; and that there are no unforeseen material costs relating to the developments, expansions and capital expenditures which are not recoverable from customers;

•	the future exploration for and production of oil, NGL and natural gas in the capture area around our conventional and midstream assets, including new production from the Cardium formation in western Alberta, the demand for gathering and processing of hydrocarbons, and the corresponding utilization of our assets;

•	the other factors described under “Risk Factors” in this prospectus and in our public filings, including our Annual Report on Form 40-F for the fiscal year ended December 31, 2012, filed on March 1, 2013.

Readers are cautioned that the foregoing list of factors is not exhaustive. The forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are expressly qualified by this cautionary statement. The factors listed above should not be construed as exhaustive. We undertake no obligation to publicly update or revise any forward looking statements unless expressly required to do so by applicable securities laws.

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PEMBINA PIPELINE CORPORATION

We are a Canadian-based corporation created upon the conversion of Pembina Pipeline Income Fund into a corporation in October 2010, pursuant to a plan of arrangement under the Business Corporations Act (Alberta), which we refer to as the “ABCA”. We are engaged in the business of owning and operating oil and gas pipelines, gas gathering and processing facilities, and an oil and natural gas liquids infrastructure and logistics business. Our facilities are located in western Canada and in natural gas liquids markets in eastern Canada and the U.S., and we offer a full spectrum of midstream and marketing services that span across our operations.

Our common shares are listed on the Toronto Stock Exchange under the symbol “PPL” and on the New York Stock Exchange under the symbol “PBA”.

We expect to pay dividends monthly, on or about the 15th day of the month that follows the end of the preceding month, to shareholders of record on the 25th day of the preceding month, except for the month of December when the record date is December 31.

The payment of dividends is not assured. Our historical dividends, and the historical distributions of our predecessor, the Fund, may not be reflective of future dividends, which will be subject to review by our board of directors after taking into account the prevailing circumstances at the relevant time. The amount of future cash dividends, if any, will be subject to the discretion of our board of directors, and may vary depending upon a variety of factors and conditions existing from time to time, including, without limitations, compliance with applicable laws and the financial performance, debt obligations, working capital requirements and future capital requirements of us and our subsidiaries. Depending on these and various other factors, many of which will be beyond our control, we will change our dividend policy from time to time, and as a result, future cash dividends could be reduced or suspended entirely. The market value of our common shares may deteriorate if we reduce or suspend the amount of cash dividends that we pay in the future, and that deterioration may be material. You should refer to the section of this prospectus entitled “Risk Factors”. The paying agent for our dividends in the United States is Computershare Trust Company of Canada.

As of April 4, 2013, there were 307,015,484 of our common shares issued and outstanding.

Our principal executive offices are located at #3800, 525 - 8th Avenue S.W., Calgary, Alberta, Canada T2P 1G1, Telephone Number: (403) 237-0254.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of common shares that may be sold under the Plan or the prices at which the common shares may be sold. The amount of the proceeds that we will receive will depend upon the number of participants in the Plan and the amount of the monthly dividends that we pay, if any. The net proceeds from the sale of the common shares will be principally used for general corporate purposes.

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part.

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Purpose of the Plan

The purpose of our Plan is to allow holders of our common shares to reinvest dividends declared and payable to them as shareholders in additional common shares without paying any brokerage commissions or service charges. Common shares will be purchased from treasury at a 5% discount to the “average market price” of the common shares, which is based upon the average market price of our common shares as calculated under the Plan. In addition, the Plan provides Canadian-resident shareholders with the opportunity to receive a cash amount equal to 102% of the amount of a dividend or, as the context may require, 102% of the aggregate dividends payable by us on a particular dividend payment date to participants enrolled in the premium dividendTM component of the Plan, subject to proration in certain cases, where practicable. We expect to pay dividends monthly, on or about the 15th day of the month that follows the end of the preceding month, to shareholders of record on the 25th day of the preceding month, except for the month of December when the record date is December 31.

We seek to provide a sustainable and predictable stream of dividends. However, the payment of dividends is not assured, and the amount of future cash dividends, if any, paid by us will be subject to the discretion of our board of directors, and will vary depending upon a variety of factors and conditions existing from time to time, such as our financial performance, our debt obligations, our working capital requirements and our future capital requirements. Depending on these and various other factors, many of which will be beyond our control, we will change our dividend policy from time to time, and as a result, future cash dividends could be reduced or suspended entirely. Our policy in respect of dividends is reviewed periodically in order to establish dividend levels commensurate with, among other things, cash flow expectations and internal cash requirements.

Participation in the Plan

You are eligible to participate in the Plan if you are a holder of at least one common share and meet the requirements outlined below. The extent to which you may directly participate in the Plan will depend on the manner in which you hold your common shares.

If you are a registered owner you may directly enroll in the Plan. If you are a beneficial owner then, in order to participate in the Plan, you must make arrangements through your broker, investment dealer, financial institution or other nominee who holds the common shares on your behalf.

To become a participant, you or your nominee must complete a form authorizing us to forward all cash dividends paid on all common shares registered in your name or in your nominee’s name on your behalf, now or in the future, to Computershare Trust Company, the Plan Agent for the Plan. The completed authorization form should be forwarded to the Plan Agent at the address set out under “Notices” below. Residents of Canada and the United States are allowed to participate in the dividend reinvestment component of the Plan. Shareholders resident in other jurisdictions outside of Canada and the United States may participate in the dividend reinvestment component of the Plan only if permitted by the laws of the jurisdiction in which they reside and we are satisfied, in our sole discretion, that such laws do not subject the Plan or us to additional legal or regulatory requirements. The premium dividendTM component of the Plan is available only to Canadian residents unless otherwise announced by us. Dividends to be reinvested under the Plan on behalf of shareholders who are not residents of Canada, including residents of the United States, will be subject to applicable Canadian non-resident withholding tax. See “Income Tax Considerations Relating to the Plan – Canadian Federal Income Tax Considerations” in this prospectus.

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We and the Plan Agent reserve the right to deny participation in the Plan to any person who appears to be, or who we or the Plan Agent have reason to believe is, subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by or on behalf of that person.

If you are a beneficial owner and wish to participate in the dividend reinvestment component of the Plan, then you must determine whether your nominee allows participation in the Plan. Please note that not all nominees will allow, nor is any nominee required to allow, your participation in the Plan. If you wish to participate and your nominee does not allow it, it is your responsibility to either transfer your common shares to a different nominee allowing participation or into your own name and enroll directly. If you wish to participate and your nominee does allow it, you must arrange for your nominee to enroll in the dividend reinvestment component of the Plan on your behalf. If you choose to enroll in the Plan, your nominee may be required to elect to participate on your behalf every dividend period.

You may obtain an enrollment form at any time from the Plan Agent’s website at www.computershare.com or by calling the Plan Agent at 1-800-564-6253, or by visiting our website at www.pembina.com. If you are a registered holder, once you have enrolled in the Plan, you will remain enrolled until you discontinue participation or until we terminate or suspend the Plan. If you are a beneficial holder, your nominee may be required to elect to participate on your behalf every dividend period. See “Termination of Participation” and “Amendment, Suspension or Termination of Plan and Plan Agent” below.

Your participation in the Plan will commence with the dividend payment during the month in which you or your nominee submitted your enrollment form, provided that:

(i)	if you are a registered owner of common shares, the Plan Agent received the form not later than 5.00 p.m. (Toronto time) on the third (3rd) business day preceding the record date for the dividend; or

(ii)	if you are a beneficial owner of common shares, the Plan Agent received appropriate instructions from CDS Clearing and Depository Services Inc. (“CDS”), the Depository Trust Company (“DTC”) or other nominee not later than such time as may be agreed from time to time between such depository or nominee and the Plan Agent in accordance with custom and practice relating to such depository’s or nominee’s system. The depository must in turn receive appropriate instructions from the nominee holders that are depository participants not later than such deadline as may be established by the depository from time to time.

If the enrollment form or instructions, as applicable, are not received by the Plan Agent by the stipulated deadline, the dividend will be paid to you in the usual manner and participation in the Plan will commence with the next dividend.

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We reserve the right to determine, from time to time, a minimum number of common shares that a participant must hold in order to qualify for or continue enrolment in the Plan.

Premium DividendTM Component of the Plan

Only Canadian-resident shareholders are currently permitted to participate in the premium dividendTM component of the Plan. Under this component, the Plan Agent will, on each dividend payment date, apply the aggregate dividends payable on the common shares of the applicable Plan participants (after the deduction of any applicable withholding taxes) towards the purchase from treasury of new common shares (calculated to six decimal places) in an amount equal to the aggregate amount of those dividends divided by 95% of the corresponding “average market price” (as defined in the Plan). Additionally, a number of common shares approximately equal to the number of new common shares to be purchased under the premium dividendTM component will in turn be pre-sold by the Plan broker in one or more transactions on the Toronto Stock Exchange.

The new common shares purchased on the reinvestment of dividends under the premium dividendTM component will not be held under the Plan by the Plan Agent or credited through CDS to the accounts of appropriate CDS participants on behalf of eligible shareholders who are enrolled in the premium dividendTM component, but will instead be delivered to the Plan broker in exchange for the premium dividendTM in an amount equal to 102% of the reinvested amount. The Plan Agent will in turn remit payment of the premium dividendTM to participants enrolled in the premium dividendTM component in the same manner that regular dividends are paid by us.

Purchase Price

In connection with the dividend reinvestment component of the Plan, the Plan Agent shall purchase common shares from us at a purchase price per common share equal to 95% of the “average market price.” The “average market price” is the arithmetic average (calculated to four decimal places) of the daily volume weighted average trading prices of the common shares on the Toronto Stock Exchange for the trading days on which at least one board lot of common shares is traded on the Toronto Stock Exchange during the applicable pricing period, which is defined as the period beginning on the later of the 21st business day preceding a dividend payment date and the second business day following the record date applicable to that dividend payment date, and ending on the second business day preceding the dividend payment date, subject to adjustment for certain special changes, including changes in the aggregate number of common shares outstanding, share reclassifications, and mergers, reorganizations or other transactions affecting our common shares. A “board lot” is 100 common shares.

Fractional Common Shares

Participation in the Plan may result in the participant holding a fraction of a common share (up to four decimal places). Dividends will be paid and reinvested on such fractional common shares. In the event of termination of the Plan or of participation in the Plan, a participant will receive payment for the value of any residual fraction of a common share so held based on the closing price of the common shares on the Toronto Stock Exchange (in respect of participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of participants resident in the United States) on the trading day prior to the date of termination.

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Proration in Certain Events

If, in respect of any dividend payment date, fulfilling all of the elections of participants under the Plan would result in us exceeding the limit on new equity set by us in our discretion or the aggregate annual limit on new common shares issuable, then, where practicable in the context of the administration of the Plan, elections for the purchase of new common shares on that dividend payment date will be prorated among all participants in the dividend reinvestment component of the Plan according to the number of additional common shares sought to be purchased.

If we determine not to issue any equity through the Plan on a particular dividend payment, then all participants will receive the cash dividend to which they would otherwise be entitled to on such dividend payment.

Subdivision

If common shares are distributed pursuant to a subdivision of common shares, the common shares received by the Plan Agent for participants under the Plan will be held by the Plan Agent and credited by the Plan Agent proportionately to the accounts of the participants in the Plan.

Administration

Computershare Trust Company of Canada, as Plan Agent for the participants, will administer the Plan. Its responsibilities include:

•	effecting participation in the Plan by registered participants upon receipt of on-line registration or a duly completed enrollment form in accordance with the instructions contained in the enrollment form;

•	establishing and maintaining records for the Plan and for the account of each registered participant;

•	purchasing and crediting the common shares accumulated under the Plan to each registered participant’s account;

•	reporting to the registered participants in the dividend reinvestment component of the Plan;

•	maintaining appropriate records to facilitate the provision of tax information to registered participants;

•	processing requests from registered participants for amendments to, or termination of, their participation in the Plan; and

•	other duties required by the Plan or necessary or desirable to fulfill the aims of the Plan.

Participants’ Accounts and Reports

The Plan Agent will maintain a separate account for each registered participant (other than those registered with CDS or DTC) which will be credited with the common shares allocated to such participant. The Plan Agent will, on a monthly basis, furnish to each registered participant in the dividend reinvestment component of the plan, a report of the common shares purchased for such participant in respect of each dividend made in the most recently completed month and the cumulative total of all common shares purchased for that account.

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These reports will be the only record for participants of the cost of each purchase of common shares. All such reports should be retained by participants for income tax purposes. In addition, each participant will receive annually the appropriate tax information for recording dividend income. The reinvestment of dividends under the Plan will not relieve participants of any income tax applicable to such dividends.

Shareholders who participate in the Plan through their broker, investment dealer, financial institution or other nominee will receive such information and reports through such nominee.

Registration of Common Shares

Common shares purchased under the dividend reinvestment component and held under the Plan by the Plan Agent for the account of participants other than CDS or DTC will be registered in the name of the Plan Agent or its nominee or in accounts designated by it for the account of Participants other than CDS or DTC. A Direct Registration Advice (“DRS Advice”) evidencing book-entry registered ownership of such common shares, or a certificate for such common shares, will only be issued to the participant if the Plan or the participant's participation therein is terminated or if the participant withdraws common shares from its account.

A Plan participant may, without terminating participation the Plan, withdraw from its account under the Plan, and have direct registration advice or share certificate issued and registered in the participant’s name for, any number of whole shares held for its account under the Plan by delivering to the Plan Agent a duly completed withdrawal portion of the voucher located on the reverse of the statement of account issued by the Plan Agent. A withdrawal request may also be obtained from the Plan Agent at the address below. Alternatively, participants may following the instructions at the Plan Agent’s self-service web portal at www.investorcentre.com. The withdrawal of common shares and issuance of a direct registration advice or share certificate will be completed within the Plan Agent’s ordinary service standards. Any remaining shares (including a residual fraction of a share) will continue to be held by the Plan Agent for the Plan participant’s account under the Plan.

Common shares being held for a participant in the Plan may not be pledged, sold or otherwise disposed of by a participant.

Commissions and Administrative Costs

There will be no commissions, service charges or brokerage fees payable by participants in connection with the purchase of additional common shares under the Plan. Administrative costs associated with the operation of the Plan, including the fees and expenses of the Plan Agent, will be borne by us. However, participants who enroll in the Plan through a broker, trust company, bank or other nominee may be subject to fees in accordance with their nominee. The Plan Agent will be paid fees for its services pursuant to a plan services agreement between us and the Plan Agent.

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Responsibilities of Pembina Pipeline Corporation and the Plan Agent

Neither we nor the Plan Agent shall be liable for any act or any omission to act in connection with the operation of the Plan. Participants should recognize that neither we nor the Plan Agent can assure a profit or protect against loss as a result of their purchase of common shares under the Plan.

Termination of Participation

A shareholder who is enrolled in the Plan directly as a participant and wishes to terminate their participation in the Plan may do so voluntarily by delivering to the Plan Agent a duly completed termination portion of the voucher located on the reverse of the statement of account issued by the Plan Agent. A termination request form may also be obtained from the Plan Agent at the address below. Alternatively, participants may following the instructions at the Plan Agent’s self-service web portal at www.investorcentre.com. In addition, participation will be terminated automatically following receipt by the Plan Agent of written notice of an individual Participant's death.

If a duly completed termination request (or notice of an individual participant's death) is not received by the Plan Agent before 5:00 p.m. (Toronto time) on the third (3rd) business day preceding a dividend record date, then the participant's account will not be closed, and participation in the Plan by such participant will not be terminated, until after the dividend payment date to which that record date relates.

A shareholder who is enrolled in the Plan indirectly through a depository or otherwise through its broker, investment dealer, financial institution or other nominee and wishes to terminate its participation in the Plan must contact the nominee who holds its shares and provide appropriate instructions to do so. The nominee should be consulted to confirm what information or documentation may be required to give effect to the termination instructions, and to inquire about any applicable deadlines that the nominee may impose or be subject to under the policies of that nominee or such depository's depository system.

In the event of termination of participation, a participant (other than a depository) or a deceased participant's estate or legal representative, as applicable, will be issued a direct registration advice for the number of whole shares held under the Plan by the Plan Agent in the participant's account and payment for the value of any residual fraction of a share so held based on the closing price of the common shares on the Toronto Stock Exchange (in respect of participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of participants resident in the United States) on the trading day prior to the date of termination. Upon termination of participation in the Plan, a participant will receive payment for fractional entitlements to common shares, if any, in Canadian currency (for all participants other than those resident in the United States) or United States currency (for all participants resident in the United States).

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Shareholder Voting

For any meeting of shareholders, you will receive proxy materials in order to vote all common shares held for your account. Your common shares will be voted as you direct or you may vote by proxy or in person at the meeting of shareholders. Common shares for which instructions are not received will not be voted. A fractional common share does not carry the right to vote.

Amendment or Termination of Plan and Plan Agent

We may amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of participants. Where required, amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange or the New York Stock Exchange. We will publicly announce any material amendments to or termination of the Plan.

If Computershare Trust Company of Canada ceases to act as Plan Agent for any reason, another qualified party will be designated by us to act as Plan Agent and participants will be notified of the change.

Notices

Any notices, documents (including a direct registration advice or a share certificate) or payments required under the Plan to be given or delivered to participants by us or the Plan Agent shall be validly given or delivered if mailed to participants at their respective addresses as recorded in the register of shareholders maintained by us or on our behalf or, in the case of a depository, if given in accordance with custom and practice relating to the such depository’s depository system.

Inquiries to the Plan Agent may be directed to:

Computershare Trust Company of Canada

100 University Avenue, 9th Floor, North Tower

Toronto, Ontario M5J 2Y1

Attention:          Dividend Reinvestment Department

Toll-Free Tel:  1-800-564-6253

Inquiries to us may be directed to:

Pembina Pipeline Corporation

#3800, 525 - 8th Avenue S.W.

Calgary, Alberta T2P 1G1

Attention:	Investor Relations
Tel:	(403) 231-3156
Toll-Free:	1-855-880-7404
Fax:	(403) 691-7356
E-mail:	investor-relations@pembina.com

Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

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Interpretation of the Plan

We shall conclusively determine any issues of interpretation arising in connection with the Plan or its application.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular participant. It is the responsibility of participants in the Plan to consult their own tax advisors with respect to the tax consequences of participation in the Plan in their respective country of residence.

Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to eligible shareholders of Pembina Pipeline Corporation who participate in the Plan (a “Participating Shareholder”). This summary is of a general nature only, is not exhaustive of all possible tax considerations and is not intended to be legal or tax advice to any particular eligible shareholder.

This summary is provided by and on behalf of Pembina Pipeline Corporation and not the Plan Agent or the Plan broker. Eligible shareholders are urged to consult their own tax advisors as to their particular circumstances and tax position.

This summary is based on the provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada), and the administrative and assessing practices of the Canada Revenue Agency (the “CRA”), all as of April 4, 2013. This summary does not otherwise take into account or anticipate any changes in law or the administrative or assessing practices of the CRA, nor does it take into account any provincial or territorial laws of Canada or the tax laws of any other country, including, without limitation, any changes which may occur after April 4, 2013.

This summary assumes that all common shares of Pembina Pipeline Corporation held by a Participating Shareholder, including common shares purchased pursuant to the dividend reinvestment component or premium dividend™ component of the Plan, are held by the Participating Shareholder as capital property for the purposes of the Tax Act. The common shares will generally constitute capital property to a Participating Shareholder provided that the Participating Shareholder does not hold or use such common shares in the course of carrying on a business in which the Participating Shareholder buys or sells securities, and the Participating Shareholder did not acquire such common shares in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to: (i) a Participating Shareholder that is a “financial institution” (as defined in the Tax Act) for the purposes of the “mark-to-market” rules; (ii) a Participating Shareholder an interest in which would be a “tax shelter investment” (as defined in the Tax Act); (iii) a Participating Shareholder that is a “specified financial institution” or a “restricted financial institution” (each as defined in the Tax Act); (iv) a Participating Shareholder that has made a “functional currency” election under the Tax Act to determine its Canadian tax results in a currency other than Canadian currency; or (v) a Participating Shareholder that has entered or will enter into a “derivative forward agreement” as that term is defined in proposed amendments contained in a Notice of Ways and Means Motion that accompanied the federal budget tabled by the Minister of Finance (Canada) on March 21, 2013 with respect to the common shares.

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Canadian Participants

This portion of the summary is applicable to Participating Shareholders who, at all relevant times and for the purposes of the Tax Act, are or are deemed to be residents of Canada (each, a “Canadian Participant”). Certain Canadian Participants who might not otherwise be considered to hold their common shares as capital property may, in certain circumstances, be entitled to have their common shares and any other “Canadian security” (as defined in the Tax Act), treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. A Canadian Participant contemplating making such an election should first consult its own tax advisors.

Dividends

A Canadian Participant's reinvestment of dividends under the Plan pursuant to the dividend reinvestment component or premium dividend™ component, in such number of newly-issued common shares as is equal to the aggregate amount of the dividend payable on each dividend payment date divided by 95% of the corresponding average market price (as defined in this prospectus), should not result in the Canadian Participant realizing a taxable benefit under the Tax Act.

The reinvestment of dividends, or the receipt of premium dividends™, under the terms of the Plan does not, however, relieve a Canadian Participant from any liability for income taxes that may otherwise be payable on such dividends. In this regard, a Canadian Participant who participates in the dividend reinvestment component or premium dividend™ component will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation. For example, if the Canadian Participant is an individual, dividends will be subject to the gross-up and dividend tax credit rules contained in the Tax Act and, if appropriate designations are made at or prior to the time a dividend is paid to qualify the dividend as an “eligible dividend”, then the fact that the dividend is reinvested pursuant to the Plan will not affect the status of any dividend as an eligible dividend for purposes of the enhanced gross-up and dividend tax credit available to individuals. If the Canadian Participant is a corporation, then dividends received by the Canadian Participant are generally deductible in computing the Canadian Participant's taxable income and, if the Canadian Participant is a “private corporation” or “subject corporation” (both defined in the Tax Act), then a refundable tax of 33⅓% under Part IV of the Tax Act will generally apply to the dividend to the extent the dividend is deductible in computing the Canadian Participant's taxable income.

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Dispositions

A Canadian Participant will generally realize a capital gain (or loss) on the sale of any common shares, whether sold pursuant to the premium dividend™ component or otherwise outside the Plan (other than a sale to our company that is not a sale in the open market in the manner in which common shares would normally be purchased by any member of the public in the open market), equal to the amount by which the proceeds of disposition is greater (or less) than the Canadian Participant's adjusted cost base of such common shares and any reasonable costs incurred by the Canadian Participant in connection with the sale.

For the purposes of determining the amount of any capital gain (or loss) which may result from the disposition of common shares, the adjusted cost base of the common shares owned by a Canadian Participant at a particular time will be the average cost of all common shares owned by the Canadian Participant at that time, whether purchased through the dividend reinvestment component or the premium dividend™ component or otherwise purchased outside the Plan. Generally, a Canadian Participant's cost of a Share purchased pursuant to the dividend reinvestment component or premium dividend™ component will be equal to 95% of the Average Market Price of the Share for that Dividend payment date.

Generally, one-half of any capital gain realized by a Canadian Participant on a disposition of common shares purchased pursuant to the dividend reinvestment component or premium dividend™ component must be included in the Canadian Participant's income for the year as a taxable capital gain. Subject to certain specific rules in the Tax Act, one-half of any capital loss realized by a Canadian Participant on a disposition of common shares in a taxation year will be an allowable capital loss which must be deducted from any taxable capital gains realized by the Canadian Participant in the year of disposition. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances prescribed by the Tax Act.

A Canadian Participant that is throughout the relevant taxation year a “Canadian controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Tax Act) for the year, which will include an amount in respect of taxable capital gains. If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such common shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns common shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

When a Canadian Participant's participation in the Plan is terminated by the Canadian Participant or by us or when the Plan is terminated by us, the Canadian Participant will receive a cash payment for the value of any residual fraction of a common share based on the closing price of the common shares on the TSX on the trading day prior to the date of termination. A deemed dividend may arise if the cash payment for a fractional common share exceeds the paid-up capital in respect of such fractional share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above in respect of dividends.

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Capital gains realized by an individual (including certain trusts) may give rise to alternative minimum tax under the Tax Act.

Where a Canadian Participant has not made the irrevocable election permitted under subsection 39(4) of the Tax Act to treat their common shares and any other “Canadian security” (as defined in the Tax Act) as capital property, the CRA may take the position that any common shares purchased and sold by the Canadian Participant pursuant to the premium dividend™ component are not capital property to the Canadian Participant, such that the tax consequences of the Canadian Participant's sale of common shares pursuant to the premium dividend™ component may differ from the consequences described above.

Non-Resident Participants

This portion of the summary is applicable to Participating Shareholders who, at all relevant times and for the purposes of the Tax Act, are not and are not deemed to be residents of Canada and do not use or hold, and are not deemed to use or hold, the common shares in the course of, or in connection with, a business carried on in Canada (each, a “Non-Resident Participant”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Participant that is an issuer carrying on business in Canada or elsewhere. Such Non-Resident Participants should consult their own tax advisors.

Dividends

Any dividends paid or credited in respect of a Non-Resident Participant's common shares will be subject to a non-resident withholding tax for Canadian income tax purposes. Under the Tax Act, the rate of non-resident withholding tax on dividends is 25%. However, this rate may be subject to reduction under the provisions of any income tax treaty between Canada and the country in which the Non-Resident Participant is resident. For example, under the provisions of the Canada – United States Income Tax Convention, 1980 (the “Treaty”), where a Non-Resident Participant is a resident of the United States, is fully entitled to the benefits of the Treaty, is the beneficial owner of such dividends, and does not maintain a “permanent establishment” or “fixed base” (each within the meaning of the Treaty) in Canada to which the Non-Resident Participant's common shares are attributable, the rate of Canadian withholding tax will generally be reduced to 15% of the dividend.

Any dividends reinvested pursuant to the dividend reinvestment component will first be reduced by an amount equal to the Non-Resident Participant's Canadian withholding tax obligation prior to reinvestment.

Dispositions

A Non-Resident Participant will not be subject to Canadian income tax under the Tax Act on any capital gains realized on the disposition of any common shares unless such common shares constitute “taxable Canadian property” (as defined by the Tax Act) to the Non-Resident Participant. Provided the common shares are listed on a “designated stock exchange” (as defined in the Tax Act and which currently includes the TSX and the NYSE) at the time of disposition, common shares will not be taxable Canadian property to the Non-Resident Participant unless: (i) at any time during the 60-month period immediately preceding the disposition, the Non-Resident Participant and/or persons with whom the Non-Resident Participant did not deal at arm's length, held 25% or more of the issued shares of any class of Pembina Pipeline Corporation’s capital stock; and (ii) more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” as defined in the Tax Act, “timber resource properties” as defined in the Tax Act and options in respect of, interests in or civil law rights in such properties.

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Notwithstanding the foregoing, common shares may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act. Where common shares represent taxable Canadian property to a Non-Resident Participant, any capital gains realized on the sale or deemed disposition of the common shares will be subject to taxation in Canada, except as otherwise provided in any tax treaty between Canada and the country in which the Non-Resident Participant is resident.

U.S. Federal Income Tax Considerations

The following is a general description of the material United States federal income tax consequences which may be applicable to a United States person (as defined below) who holds common shares and participates in the dividend reinvestment component of the Plan (referred to as a “U.S. Participant”). This summary applies only to U.S. Participants that hold common shares, including common shares acquired under the Plan, as capital assets and that have the U.S. dollar as their functional currency.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Participant arising from and relating to the participation in the Plan. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Participant that may affect the U.S. federal income tax consequences to such U.S. Participant, including without limitation specific tax consequences to a U.S. Participant under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Participant. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Participants of participation in the Plan. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. This summary assumes that Pembina Pipeline Corporation is not, and will not become, a passive foreign investment company, as described below. Each prospective U.S. Participant should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the participation in the Plan.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

For purposes of this description, a “United States person” means any one of the following:

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•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate that is subject to United States federal income taxation without regard to the source of its income; or

•	a trust, if a United States court has primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has made a valid election to be treated as a United States person.

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Participants Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Participants that are subject to special provisions under the Code, including, but not limited to, the following U.S. Participants that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Participants who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada; (d) persons whose common shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Participants that are subject to special provisions under the Code, including, but not limited to, U.S. Participants described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the participation in the Plan.

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If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the participation in the Plan.

Amount Capable of Inclusion in Income

For U.S. federal income tax purposes, a U.S. Participant who is a participant in the Plan will be treated as receiving a distribution equal to the sum of (i) the fair market value as of the distribution payment date of the common shares acquired pursuant to the Plan, and (ii) any Canadian taxes which are withheld with respect to the distribution. The amount treated as a distribution will be includible in the U.S. Participant’s income as a taxable dividend to the extent of Pembina Pipeline Corporation’s current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of the distribution in excess of Pembina Pipeline Corporation’s earnings and profits will first be treated as a tax-free return of capital to the extent of the U.S. Participant’s tax basis in its common shares and will be applied against and reduce that basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of the common shares). To the extent that the distribution exceeds the U.S. Participant’s tax basis, the excess will constitute gain from a sale or exchange of the common shares. Dividends received on the common shares by corporate U.S. shareholders generally will not be eligible for the “dividends received deduction”. Subject to applicable limitations, dividends paid by Pembina Pipeline Corporation to non-corporate U.S. Participants, including individuals, generally would be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that Pembina Pipeline Corporation not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Participant should consult its own tax advisor regarding the application of such rules.

A U.S. Participant will not realize any additional taxable income upon the receipt of certificates for whole common shares that were credited to the U.S. Participant’s account either upon the U.S. Participant’s request for certificates for certain of those common shares or upon withdrawal from or termination of the Plan although a U.S. Participant could recognize income upon the receipt of cash in lieu of a fractional Share.

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Foreign Currency Gains

Taxable distributions with respect to the common shares that are paid in Canadian dollars will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the dividend payment date regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A U.S. Participant who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the dividend payment date may have a foreign currency exchange gain or loss that would be treated as United States source ordinary income or loss. U.S. Participants are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, holding and disposing of Canadian dollars.

In the case of a cash basis U.S. Participant who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of common shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to the common shares as determined on the settlement date of the sale or exchange. An accrual basis U.S. Participant may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of common shares, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. If an accrual basis U.S. Participant does not elect to be treated as a cash basis taxpayer, that U.S. Participant may have a foreign currency gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the currency received on the date of the sale or exchange of the common shares and the date of payment. This currency gain or loss would be treated as ordinary income or loss and would be in addition to the gain or loss, if any, recognized by that U.S. Participant on the sale, exchange or other disposition of the common shares.

Basis and Holding Period

The tax basis of common shares received by a U.S. Participant pursuant to the Plan will equal the fair market value as of the dividend payment date of those common shares, and the holding period for those common shares will begin on the day after the dividend payment date.

Sale, Exchange or Other Disposition of the Shares

Upon a sale, exchange or other disposition of the common shares acquired under the Plan, a U.S. Participant will recognize a capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (which shall include the amount of taxes withheld therefrom, if any) and its adjusted tax basis in such common shares. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Participant’s holding period in the common shares exceeds one year. Non-corporate U.S. Participants (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations.

Additional Tax on Passive Income

Certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. Participants should consult their own tax advisors regarding the effect, if any, of this tax on their participation in the Plan and the ownership and disposition of common shares.

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Passive Foreign Investment Company Considerations

Special, generally unfavorable, rules apply to the ownership and disposition of the stock of a passive foreign investment company (“PFIC”). In the absence of any qualified electing fund (“QEF”) or mark-to-market election, if Pembina Pipeline Corporation were to be treated as a PFIC for any year during which a U.S. Participant held common shares, the U.S. Participant would be taxed under generally unfavorable rules that apply if a U.S. Participant recognizes a gain on the sale or other disposition of PFIC stock or receives certain distributions with respect to PFIC stock. Among the consequences would be a loss of favorable capital gains rates and the imposition of an interest charge. Pembina Pipeline Corporation believes that it was not a PFIC during its prior taxable year and, based on its current operations and financial expectations, Pembina Pipeline Corporation expects it will not become a PFIC during its current taxable year ending December 31, 2013. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that Pembina Pipeline Corporation has never been and will not become a PFIC for any tax year during which U.S. Participants hold common shares. U.S. Participants should consult their own tax advisors regarding the possible classification of Pembina Pipeline Corporation as a PFIC and the consequences if that classification were to occur, and the availability of the QEF election or mark-to-market election.

Foreign Tax Credits

Regardless of whether the distribution to a U.S. Participant under the Plan is subject to tax under the PFIC rules or as described in “Amount Capable of Inclusion in Income” above, any tax withheld by Canadian taxing authorities with respect to a distribution under the Plan may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that are distributed with respect to common shares will generally be foreign source income for purposes of computing the foreign tax credit allowable to a U.S. Participant. Gains recognized on the sale of common shares by a U.S. Participant should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. Because of the complexity of those limitations, each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

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U.S. Information Reporting and Backup Withholding

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Participants must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Participants that hold certain specified foreign financial assets. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-United States person, any financial instrument or contract held for investment that has an issuer or counterparty other than a United States person and any interest in a foreign entity. U.S. Participants may be subject to these reporting requirements unless their common shares are held in an account at a U.S. financial institution. Penalties for failure to file certain of these information returns are substantial. U.S. Participants should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares will generally be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Participant (a) fails to furnish such U.S. Participant’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Participant has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Participant has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Participant that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Participant’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Participant furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Participant. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Participant should consult its own tax advisor regarding the information reporting and backup withholding rules.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute common shares purchased under the Plan as described in this prospectus. The Plan Agent will assist in the identification of registered shareholders, execute transactions in the common shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to our common shares sold under the Plan. You will pay no brokerage commissions or trading or transaction fees on common shares purchased through the Plan with reinvested dividends. However, you may be responsible for other fees and expenses, including a handling fee and brokerage commissions and trading and transaction fees upon the sale of your common shares that are subject to the Plan, including the sale of your common shares upon the termination of participation in the Plan. Our common shares are currently listed for trading on the Toronto Stock Exchange and the New York Stock Exchange under the symbols “PPL” and “PBA”, respectively.

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Persons who acquire our common shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of common shares so purchased.

Our major shareholders, directors, officers and members of our management, supervisory or administrative bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts to the market price applicable to common shares purchased pursuant to the reinvestment of dividends under the Plan. Those transactions may cause fluctuations in the trading price and volume of our common shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The common shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan. The common shares are currently listed on the Toronto Stock Exchange under the symbol “PPL” and on the New York Stock Exchange under the symbol “PBA”.

We are authorized to issue an unlimited number of common shares without nominal or par value, and we are currently authorized to issue an unlimited number of a class of preferred shares designated as “Preferred Shares, Series A” without nominal or par value.

A description of our common shares is set forth in our Form 8-K12B/A, which was filed on June 1, 2012 and is incorporated herein by reference. The description contained in our Form 8-K12B/A is only a summary of certain terms and conditions of our common shares and is qualified in its entirety by reference to our Articles and By-Laws, each of which has been filed as an exhibit to the registration statement of which this prospectus form a part.

DESCRIPTION OF ARTICLES AND BY-LAWS

Conflict of Interest

Our By-Laws provide that a director who is a party to, or who is a director or officer of or has a material interest in any person who is a party to, a material contract or proposed material contract with our company must disclose the nature and extent of his or her interest at the time and in the manner provided in the ABCA. Any such contract or proposed contract must be referred to the board of directors or shareholders for approval, even if such contract would not require approval by the board or the shareholders. Such a director shall not vote on any resolution to approve any such contract or proposed contract except as permitted by the ABCA.

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Remuneration of Directors

Our By-Laws provide that the board of directors may fix the remuneration of our directors. Any remuneration paid to a director may be in addition to salary paid to the director in his or her capacity as an officer or employee of our company. Our directors are also entitled to be reimbursed for travelling and other expenses they properly incur in attending meetings of the board or any committee of the board.

Borrowing Powers of Directors

Subject to our Articles, our By-Laws provide that the board of directors may, without authorization of shareholders:

i.	borrow money upon the credit of our company;

ii.	issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee of our company, whether secured or unsecured;

iii.	subject to the ABCA, give a guarantee on behalf of our company to secure performance of any present or future indebtedness, liability or obligation of any person; and

iv.	mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal property of our company.

The ABCA provides that our directors will have these powers unless our Articles or By-Laws are amended to provide otherwise. Any amendment to our Articles or By-Laws would need to be approved by the holders of our common shares in accordance with the requirements of the ABCA. The ABCA also provides that unless our Articles or By-Laws are amended to provide otherwise, our directors may, by resolution, delegate the powers referred to above to a director, to a committee of directors, or to an officer.

Qualification of Directors

In accordance with the ABCA and our By-Laws, a person must be at least 18 years of age in order to serve as a director of our company. In addition, our By-Laws provide that no person will be qualified to be a director if he or she (i) is a dependent adult as defined in the Dependent Adults Act (Alberta) or is the subject of a certificate of incapacity under that Act, (ii) is the subject of an order under The Mentally Incapacitated Persons Act (Alberta) appointing a committee of his or her person or estate, or both, (iii) has been found to be a person of unsound mind by a court in Alberta or elsewhere, (iv) is not an individual or (v) has the status of bankrupt.

Our By-Laws do not require the retirement of directors upon reaching a certain age. However, our board of directors has adopted governance guidelines under which a director is not ordinarily re-nominated for election as a director at the annual meeting of shareholders next following the date on which the director attains the age of 70 years. Our board of directors may waive this practice and request that a director extend his or her term of service beyond the age of 70.

We do not require that a director be a shareholder of our company.

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Shareholder Rights

The holders of our common shares are entitled to notice of, to attend and to one vote per share held at any meeting of our shareholders. Our directors do not stand for re-election at staggered intervals.

The holders of our common shares are, at the discretion of the board of directors and subject to applicable legal restrictions, entitled to receive any dividends declared by the board of directors. Any dividend unclaimed after a period of six years from the date on which the dividend was declared to be payable will be forfeited and will revert to us.

In the event of any liquidation, dissolution or winding-up of our company, the holders of our common shares are entitled to share in the remaining property of our company, subject to the rights of the holders of our preferred shares.

Changes to Shareholder Rights

In accordance with the ABCA, the rights of our common shareholders may be changed by amending our Articles or, to the extent applicable, our By-Laws. An amendment to our Articles or By-Laws, as applicable, would require the approval of the holders of our common shares in accordance with the requirements of the ABCA.

Shareholder Meetings

Subject to the provisions of the ABCA, our annual meeting of shareholders will be held at the day, time and place as the board, the chairman of our board, the managing director or the president may from time to time determine. The ABCA requires that we hold an annual meeting of our shareholders each year, no later than 15 months after the date of our prior annual meeting.

Our board of directors, our chairman of the board, our managing director or our president may call a special meeting of shareholders at any time.

Under the ABCA, notice of a meeting of shareholders must be provided at least 21 days, but not more than 50 days, prior to the date on which the meeting is to be held. The ABCA permits a record date to be set for determining shareholders entitled to receive notice of or to vote at a shareholder meeting. If no record date is set, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be (i) at the close of business on the last day preceding the day on which the notice is sent, or (ii) if no notice is sent, the day on which the meeting is held. Subject to the ABCA, a meeting of shareholders may be held without notice at any time and place if (a) all the shareholders entitled to vote are present in person or duly represented or if those absent waive notice or otherwise consent and (b) the auditor and directors are present or waive notice or otherwise consent to the meeting being held, subject to certain limitations.

Our By-Laws provide that only the following persons are entitled to be present at a shareholder meeting:

i.	those entitled to vote at the meeting;

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ii.	our directors and auditor;

iii.	others who, although not entitled to vote, are entitled or required under the ABCA or the Articles or By-Laws to be present at the meeting; and

iv.	any other person on the invitation of the chairman of the meeting or with the consent of the meeting.

Votes at shareholder meetings may be given either personally or by proxy. Subject to the ABCA, every question at a shareholder meeting will be decided by a show of hands, unless a ballot is required or demanded by our chairman, a shareholder or a proxyholder entitled to vote at the meeting.

If our directors or our shareholders call a shareholder meeting, the directors or the shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the ABCA, entirely by electronic means, telephone or other communication facility that permits all participants to communicate adequately with each other during the meeting.

Two persons present in person, each being a shareholder entitled to vote or a duly appointed proxyholder, and together representing 25% of the outstanding shares of our company constitutes a quorum. If a quorum is present at the opening of any shareholder meeting, the shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting.

The chairman of the meeting may, with the consent of the meeting and subject to such conditions as the meeting may decide, adjourn the meeting. If a shareholder meeting is adjourned for less than 30 days, notice of the adjourned meeting is not necessary, other than by announcement at the time of adjournment.

A resolution signed by all of the shareholders entitled to vote on that resolution at a shareholder meeting is as valid as if it had been passed at a meeting of shareholders.

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TRADING HISTORY

Following the completion of our conversion to a corporation, our common shares began trading on the Toronto Stock Exchange on October 5, 2010. Following our acquisition of Provident Energy Ltd., our common shares began trading on the New York Stock Exchange on April 2, 2012. Prior to the completion of our plan of arrangement, the trust units of our predecessor, Pembina Pipeline Income Fund, began trading on the Toronto Stock Exchange on October 24, 1997. The following table sets forth the price range of the trust units or common shares, as applicable, as reported by the Toronto Stock Exchange and the New York Stock Exchange for the periods indicated, beginning, in the case of the New York Stock Exchange, on April 2, 2012:

		Toronto Stock Exchange (Cdn$)		New York Stock Exchange (US$)
		High	Low	High	Low
2008	Full Year	$18.68	$12.75	—	—
2009	Full Year	$17.71	$11.74	—	—
2010	Full Year	$22.39	$16.70	—	—
2011	Full Year	$31.15	$20.64	—	—
	First Quarter	$22.98	$20.94	—	—
	Second Quarter	$25.49	$22.33	—	—
	Third Quarter	$26.69	$20.64	—	—
	Fourth Quarter	$31.15	$23.55	—	—
2012	Full Year	$30.80	$24.86	—	—
	First Quarter	$30.15	$26.12	—	—
	Second Quarter	$30.80	$24.86	$30.93	$24.15
	Third Quarter	$27.99	$25.50	$28.80	$24.95
	Fourth Quarter	$29.10	$27.12	$29.53	$26.91
	October	$28.37	$27.12	$28.75	$27.38
	November	$28.23	$27.01	$28.42	$26.91
	December	$29.10	$27.52	$29.53	$27.61
2013	January	$29.40	$28.60	$29.86	$28.93
	February	$29.67	$28.57	$29.38	$27.95
	March	$32.13	$28.63	$31.63	$27.75
	April (through April 4)	$32.03	$31.26	$31.57	$30.81

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EXPENSES

The expenses in connection with the issuance and distribution of the common shares being offered are as follows:

Securities and Exchange Commission Registration Fee	$106,597
Legal Fees and Expenses	$80,000	*
Auditor Fees	$30,000	*
Blue Sky Fees and Expenses	$0.00
Stock Exchange Listing Fees	$320,000	*
Printing Fees	$0.00
Total	$536,597	*

 ______________________
*Estimated

INDEMNIFICATION

Our By-Laws provide that no director or officer of our company will be liable to us for the acts, receipts, neglects or defaults of any other director, officer or employee or for joining in any receipt or other act for conformity or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired by us or for or on behalf of our company or for the insufficiency or deficiency of any security in or upon which any of the monies of or belonging to us shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom or which any monies, securities or effects shall be deposited or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office or in relation thereto, unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith with a view to our best interests, and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the ABCA, or relieve him or her from liability for a breach of that duty under the ABCA.

Our By-Laws require that we indemnify our directors and officers, our former directors and officers and any person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of us, or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of our company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. We have entered into indemnification agreements with our officers and directors that indemnify those persons to the maximum amount permitted by applicable law. Pursuant to these agreements, we have agreed to provide an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

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As permitted by the ABCA and our By-Laws, we may purchase and maintain insurance for the benefit of any person referred to in the above paragraph against any liability incurred by him or her:

(a)	in his or her capacity as a director or officer of our company, except where the liability relates to his or her failure to act honestly and in good faith with a view to our best interests; or

(b)	in his or her capacity as a director or officer of another body corporate where he or she acts or acted in that capacity at our request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the body corporate.

We have purchased insurance against potential claims against our directors and officers and against loss for which we may be required or permitted by law to indemnify those directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the applicable provisions of the ABCA and our By-Laws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common shares being offered by this prospectus and certain federal Canadian tax matters will be passed upon for us by Blake, Cassels & Graydon LLP. Certain United States federal tax matters will be passed upon for us by Dorsey & Whitney LLP, Vancouver, B.C. and Seattle, Washington.

EXPERTS

The consolidated financial statements of Pembina Pipeline Corporation as of December 31, 2012 and 2011, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Section 124 of the Business Corporations Act (Alberta) (the “ABCA”) provides as follows:

124(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2) A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsections (1)(a) and (b).

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in the person’s defence of the action or proceeding,

(b)	fulfils the conditions set out in subsection (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(3.1) A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

II-1

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)	in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)	in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5) A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6) On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Our By-Laws provide that no director or officer of our company will be liable to us for the acts, receipts, neglects or defaults of any other director, officer or employee or for joining in any receipt or other act for conformity or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired by us or for or on behalf of our company or for the insufficiency or deficiency of any security in or upon which any of the monies of or belonging to us shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom or which any monies, securities or effects shall be deposited or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his or her respective office or in relation thereto, unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith with a view to our best interests, and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, provided that nothing herein contained shall relieve a director or officer from the duty to act in accordance with the ABCA, or relieve him or her from liability for a breach of that duty under the ABCA.

Our By-Laws require that we indemnify our directors and officers, our former directors and officers and any person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of us, or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of our company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. We have entered into indemnification agreements with our officers and directors that indemnify those persons to the maximum amount permitted by applicable law. Pursuant to these agreements, we have agreed to provide an advance of defense costs prior to final disposition of a proceeding, subject to an obligation to repay in certain circumstances.

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As permitted by the ABCA and our By-Laws, we may purchase and maintain insurance for the benefit of any person referred to in the above paragraph against any liability incurred by him or her:

(a)	in his or her capacity as a director or officer of our company, except where the liability relates to his or her failure to act honestly and in good faith with a view to our best interests; or

(b)	in his or her capacity as a director or officer of another body corporate where he or she acts or acted in that capacity at our request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the body corporate.

We have purchased insurance against potential claims against our directors and officers and against loss for which we may be required or permitted by law to indemnify those directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the applicable provisions of the ABCA and our By-Laws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 9. Exhibits

Exhibits Number	Document Description
3.1	Articles
3.2	By-Laws
4.1	Premium DividendTM and Dividend Reinvestment Plan, dated as of April 4, 2013
4.2	Shareholder Rights Plan Agreement, dated effective as of October 1, 2010, between Pembina Pipeline Corporation and Computershare Trust Company of Canada (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form 8-A of Pembina Pipeline Corporation, filed on May 31, 2012 (File No. 1-35563))
5.1	Opinion of Blake, Cassels & Graydon LLP
8.1	Opinion of Dorsey & Whitney LLP
8.2	Opinion of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.1	Consent of KPMG LLP
23.2	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 5.1)
23.3	Consent of Dorsey & Whitney LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

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provided, however, that the undertakings set forth above in paragraphs (i)(1), (i)(2) and (i)(3) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of post-effective amendment, financial statements required pursuant to this paragraph (iv) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(v)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(vi)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employees benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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 SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada on April 5, 2013.

PEMBINA PIPELINE CORPORATION

By:	/s/ Robert B. Michaleski
Name: Robert B. Michaleski Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert B. Michaleski and Peter D. Robertson, and each of them, any of whom may act without the joinder of the other, his true and lawful attorneys-in-fact and agent, acting together, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including, without limitation, post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 5, 2013.

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Signature	Title

/s/ Robert B. Michaleski	Chief Executive Officer and Director
Robert B. Michaleski	(Principal Executive Officer)

/s/ Peter D. Robertson	Vice President, Finance and Chief Financial Officer
Peter D. Robertson	(Principal Accounting and Financial Officer)

/s/ Lorne B. Gordon	Chairman of the Board and Director
Lorne B. Gordon
Director
/s/ Thomas W. Buchanan
Thomas W. Buchanan

/s/ Allan L. Edgeworth	Director
Allan L. Edgeworth

/s/ Randall J. Findlay	Director
Randall J. Findlay

/s/ David M.B. LeGresley	Director
David M.B. LeGresley

/s/ Leslie A. O’Donoghue	Director
Leslie A. O’Donoghue

/s/ Grant D. Billing	Director
Grant D. Billing

/s/ Jeffrey T. Smith	Director
Jeffrey T. Smith

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Pembina Pipeline Corporation in the United States, on this 5th day of April, 2013.

Puglisi & Associates

By:		/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

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EXHIBIT INDEX

Exhibits Number	Document Description
3.1	Articles
3.2	By-Laws
4.1	Premium DividendTM and Dividend Reinvestment Plan, dated as of April 4, 2013
4.2	Shareholder Rights Plan Agreement, dated effective as of October 1, 2010, between Pembina Pipeline Corporation and Computershare Trust Company of Canada (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form 8-A of Pembina Pipeline Corporation, filed on May 31, 2012 (File No. 1-35563))
5.1	Opinion of Blake, Cassels & Graydon LLP
8.1	Opinion of Dorsey & Whitney LLP
8.2	Opinion of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.1	Consent of KPMG LLP
23.2	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 5.1)
23.3	Consent of Dorsey & Whitney LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included on the signature pages to this Registration Statement)